EX-21
                         Subsidiaries of the Registrant



                                  EXHIBIT 21.1


                   Viking Capital Group, Inc. and Subsidiaries
                     List of subsidiaries of the registrant

The following are current subsidiaries of Registrant.

                                                     Percent
Subsidiary and Name Under Which Business is Done      Owned      Where Organized
------------------------------------------------     -------     ---------------
Beijing Fei Yun Viking Enterprises Company, Ltd.       96%       China
NIAI Insurance Administrators, Inc.                   100%       California
Viking Administrators, Inc.                           100%       Texas
Viking Capital Financial Services, Inc.               100%       Texas
Viking Insurance Services, Inc.                       100%       Texas
Viking Systems, Inc.                                  100%       Texas
Wuxi Viking Garments Company, Ltd.                     25%       China